Amendment
                                       to
                 Agreement and Plan of Merger and Reorganization


      THIS AMENDMENT is made as of this 23rd day of January 2001 to that certain Agreement and Plan of Merger and Reorganization dated as of December 29, 2000 by and among Bumgarner Enterprises, Inc., a Florida corporation ("Bumgarner"), Ranger Industries, Inc., a Connecticut corporation ("Ranger"), and BEI Acquisition Corporation, a Florida corporation ("BEI") (the "Merger Agreement").

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which both parties hereby acknowledge and agree as follows:


1. All capitalized terms used in this Amendment have the meanings set forth in the Merger Agreement unless otherwise defined in this Amendment.

2. The last sentence of the introductory paragraph to Section 6.1(d) is hereby deleted in its entirety and the following shall be inserted in its place:

      "The parties agree to complete the Tender Offer immediately after the Effective Time; the parties agree that the Tender Offer will not be completed unless the Merger is completed prior thereto."

3. Section 6.1(d)(v) is hereby deleted in its entirety, and the following shall be inserted in its place:

      "The Tender Offer will be completed immediately after the Effective
      Time."

4.    Section 6.4 is hereby amended to add the following subsection (e):

      "The parties hereto agree to complete the Tender Offer immediately after the Effective Time."

5. Section 7.1(d) is hereby deleted in its entirety, and the following shall be inserted in its place:

      "[INTENTIONALLY OMITTED.]"

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

7. The Merger Agreement remains in full force and effect except as specifically modified hereby.

8. The boards of directors of Bumgarner, Ranger, and BEI have each approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by the Merger Agreement.



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      IN WITNESS WHEREOF, the Bumgarner, Ranger, and BEI, by their duly authorized officers, have each caused this Amendment to be executed as of the date first written above.



                                    RANGER INDUSTRIES, INC.


                                    By: /s/ John N. Turitzin
                                        ----------------------------
                                    John N. Turitzin, Secretary


                                    BEI ACQUISITION CORPORATION


                                    By: /s/ John N. Turitzin
                                        ----------------------------
                                    John N. Turitzin, Secretary

                                    BUMGARNER ENTERPRISES, INC.


                                    By: /s/ Charles G. Masters
                                        ----------------------------
                                    Charles G. Masters, President